Exhibit 15.2
[Letterhead of Commerce & Finance Law Offices]
April 28, 2009
AirMedia Group Inc.
17/F, Sky Plaza, No. 46 DongZhimenwai Street
Dongcheng District
Beijing, 100027
People’s Republic of China
Dear Sirs,
     We hereby consent to the reference to our firm under the heading “Item 4. Information on the Company—B. Business Overview,” insofar as they purport to describe the provisions of PRC laws and regulations, in AirMedia Group Inc.’s Annual Report on Form 20-F for the year ended December 31, 2008 (the “Annual Report”) filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2009. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Sincerely Yours,
/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices